Exhibit 1.2
December 7, 2006
Questcor Pharmaceuticals, Inc.
3260 Whipple Road
Union City, California, 94587
Ladies and Gentlemen:
     The undersigned entities set forth on Schedule I hereto (each an “Investor”), hereby confirm and agree with you as follows:
     1. This Purchase Agreement (the “Agreement”) is made as the date hereof between Questcor Pharmaceuticals, a California corporation (the “Company”), and each Investor that is a signatory to this Agreement.
     2. The Company has authorized the sale and issuance of up to 11,400,000 shares of its common stock (the “Shares”) of the Company, no par value per share (the “Common Stock”), to certain investors (the “Offering”), as more fully described in that certain Placement Agency Agreement (the “Placement Agency Agreement”) dated the date hereof by and between the Company and BMO Capital Markets Corp. (the “Placement Agent”), a copy of which has been furnished to each Investor. All defined terms used herein and not otherwise defined shall have the same meanings ascribed to such terms in the Placement Agency Agreement.
     3. Subject to execution by the Company and the Placement Agent of the Placement Agency Agreement and delivery of the free writing prospectus dated the date hereof and the base prospectus relating to the shares, the Company and each Investor agree that each Investor will purchase from the Company and the Company will issue and sell to each Investor the number of shares of Common Stock set forth opposite such Investor’s name on Schedule I hereto, at a purchase price of $1.20 per share to the unaffiliated institutional investors listed on Schedule I and at a purchase price of $1.45 to the persons and entities listed on Schedule II hereto who may be deemed to be affiliates of the Company, in each case pursuant to the Terms and Conditions for Purchase of Shares attached hereto as Annex I and incorporated herein by reference as if fully set forth herein. Each Investor acknowledges that the Offering is not being underwritten by the Placement Agent and that there is no minimum offering amount. Shares will be credited to each Investor using customary book-entry procedures.
     4. Each Investor represents that, except as set forth below, (a) it has had no position, office or other material relationship within the past three years with the Company or persons known to it to be affiliates of the Company, (b) neither it, nor any group of which it is a member or to which it is related, beneficially owns (including the right to acquire or vote) any securities of the Company and (c) it is not a, and it has no direct or indirect affiliation or association with any, NASD member as of the date hereof.
     5. Each Investor confirms that it had full access to all filings made by the Company with the Securities and Exchange Commission, including the registration statement relating to the Shares, and that it was able to read, review, download and print each such filing.

     Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

AGREED AND ACCEPTED:

Name of Investor:

Name
Title:

Name of Investor:

Name
Title:

Name of Investor:

Name
Title:
QUESTCOR PHARMACEUTICALS, INC.

By:

Name:

Title:

SCHEDULE I
SCHEDULE OF INVESTORS
SCHEDULE I
SCHEDULE OF INVESTORS

ANNEX I
TERMS AND CONDITIONS FOR PURCHASE OF SHARES
     1. Agreement to Sell and Purchase the Shares; Subscription Date.
     1.1 Upon the terms and subject to the conditions hereinafter set forth, at the Closing (as defined in Section 2 below), the Company will sell to each Investor, and each Investor will purchase from the Company, the number of shares of Common Stock set forth on Schedule I of this Agreement at the purchase price set forth therein.
     1.2 The Company may enter into agreements similar to this Agreement with certain other investors (the “Other Investors”) and expects to complete sales of Shares to them. (Each Investor and the Other Investors hereinafter collectively are referred to as the “Investors,” and this Agreement and the agreements executed by the Other Investors are hereinafter collectively referred to as the “Agreements”). The Company may accept or reject any one or more Agreements in its sole discretion.
     2. Delivery of the Shares at Closing. The completion of the purchase and sale of the Shares (the “Closing”) shall take place as provided in Section 2 of the Placement Agency Agreement.
          The Company’s obligation to issue and sell the Shares to each Investor shall be subject to the accuracy of the representations and warranties made by each Investor and the fulfillment of those undertakings of each Investor to be fulfilled prior to the Closing.
          Each Investor’s obligation to purchase the Shares shall be subject to the condition that the Placement Agent shall not have (a) terminated the Placement Agency Agreement pursuant to the terms thereof or (b) determined that the conditions to closing in the Placement Agency Agreement have not been satisfied. The Investor’s obligation to purchase the Shares also shall be subject to the condition that such Investor shall be entitled to rely on the legal opinions delivered to the Placement Agent as if such legal opinions had been addressed to such Investor.
     3. Representations, Warranties and Covenants of the Company. The Company hereby represents and warrants to, and covenants with, each Investor, as follows:
     3.1 The Company acknowledges and agrees that each Investor may rely on the representations and warranties made by it to the Placement Agent in Section 3 of the Placement Agency Agreement to the same extent as if such representations and warranties had been incorporated in full herein and made directly to the Investor.
     3.2 This Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     3.3 The Company agrees that it shall indemnify the Investor and provide contribution in the Investor’s favor to the same extent (and subject to the same limitations) as if the Investor were an indemnified party of the sort contemplated by Section 8 of the Placement Agency Agreement.
     4. Representations, Warranties and Covenants of each Investor.
     4.1 Each Investor represents and warrants that it has received the Company’s base prospectus relating to the shares and the free writing prospectus dated the date hereof
     4.2 Each Investor further represents and warrants to, and covenants with, the Company that (i) such Investor has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and (ii) this Agreement constitutes a valid and binding obligation of such Investor enforceable against such Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     4.3 Each Investor represents and warrants to, and covenants with, the Company that: (i) each Investor is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares representing an investment decision like that involved in the purchase of the Shares; and (ii) each Investor has, in connection with its decision to purchase the number of Shares set forth on Schedule I to the Agreement, relied solely upon the registration statement, the prospectus, and any amendments or supplements thereto and has not relied upon any information provided by BMO Capital Markets Corp. in its capacity as Placement Agent for the Company.
     4.4 Each Investor understands that nothing in the prospectus and any supplement thereto, this Agreement or any other materials presented to such Investor in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice. Such Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Shares.
     4.5 From and after obtaining knowledge of the sale of the Shares contemplated hereby, such Investor has not taken, and prior to the public announcement of the transaction such Investor shall not take, any action that has caused or will cause such Investor to have, directly or indirectly, sold or agreed to sell any Common Stock, effected any short sale, whether or not against the box, established any “put equivalent position” (as defined in Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended) with respect to the Common Stock, granted any other right (including, without limitation, any put or call option) with respect to the Common Stock or with respect to any security that includes, relates to or derives any significant part of its value from the Common Stock, whether or not, directly or indirectly, in order to hedge its position in the Shares.
     5. Survival of Representations, Warranties and Agreements. Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Company and each Investor herein shall survive the execution of this Agreement, the delivery to such Investor of the Shares being purchased and the payment therefor.
     6. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed (A) if within domestic United States by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by facsimile, or (B) if delivered from outside the United States, by International Federal Express or facsimile, and shall be deemed given (i) if delivered by first-class registered or certified mail domestic, three business days after so mailed, (ii) if delivered by a nationally recognized overnight carrier, one business day after so mailed, (iii) if delivered by International Federal Express, two business days after so mailed, (iv) if delivered by facsimile, upon electronic confirmation of receipt and shall be delivered as addressed as follows: (a) if to the Company, then as provided in Section 11 of the Placement Agency Agreement; and (b) if to an Investor, at its address on Schedule I hereto, or at such other address or addresses as may have been furnished to the Company in writing.
     7. Changes. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and each Investor.
     8. Headings. The headings of the various sections of this Agreement have been inserted for convenience or reference only and shall not be deemed to be part of this Agreement.
     9. Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.
     10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of law.
     11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.